Exhibit 99.1
For Immediate Release

Ed Bonach to Retire as CEO of CNO Financial Group;
Gary Bhojwani Named CEO Successor and to CNO Board of Directors

Carmel, Ind., May 16, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced its Chief Executive Officer Edward J. Bonach, 63, will retire from that position and from the Board of Directors effective December 31, 2017. CNO’s Board of Directors has unanimously elected current President Gary Bhojwani, 49, to succeed Bonach as Chief Executive Officer on January 1, 2018. Bhojwani will join the Board effective immediately, and will continue as CNO’s President throughout the transition.

"It’s been an incredible privilege and honor to serve this great company for over 10 years-with almost six years as its CEO-and work with the many talented leaders, associates and agents who successfully serve the needs of our customers every day,” said Bonach. “Together we’ve enhanced shareholder value, extended our customer reach, and delivered strong financial and operational performance. After much thought, with the company well-positioned for future success and with great confidence in Gary’s proven leadership and experience, I’ve decided it’s the right time for me to announce my retirement.”

Bonach joined CNO Financial Group as Chief Financial Officer in 2007 from National Life Group, where he served as executive vice president and chief financial officer. Before joining National Life in 2002, he was with Allianz Life Insurance Company of North America for 23 years, where his positions included President - Reinsurance Division and Chief Financial Officer.

"Ed’s accomplishments over the past 10 years at CNO are immeasurable,” said Neal Schneider, Chairman of the Board. “He has successfully increased shareholder value, delivered strong profitability, and has been unwavering in his commitment for CNO to be the leader in meeting the needs of middle-income Americans for financial security and readiness for the life of their retirement. He’s leaving CNO a strong, thriving, focused and profitable insurance enterprise. We’re also pleased that Gary is well-positioned to seamlessly fill the CEO role, as CNO continues to expand and fulfill its vision."

“I’m tremendously excited for this opportunity,” Bhojwani added. “I strongly believe that CNO is uniquely qualified to meet the needs of the middle-income market, our people are extremely talented, and our future is bright. I look forward to working closely with our leaders, associates, agents and our Board to successfully deliver on our strategy to meet the needs and expectations of our customers, our shareholders, and our communities.”

Bhojwani joined CNO Financial Group in 2016. He served as a member of the Board of Management at Allianz SE, Chairman of Allianz of America, Allianz Life Insurance Company, and Fireman's Fund Insurance Company from 2012 to 2015. From 2007 to 2012, he served as President and CEO of Allianz Life Insurance Company of North America.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

For further information: (News Media) Barbara Ciesemier +1.312.396.7461 or (Investors) Adam Auvil +1.317.817.6310

-###-